                                                                      Exhibit 99

           WINTHROP RESIDENTIAL ASSOCIATES III, A LIMITED PARTNERSHIP
                               September 30, 1996



Supplementary information required pursuant to section 9.4 of the partnership agreement:

1. Statement of cash available for distribution for the three months ended September 30, 1996:

     Net Income                                                   $  3,000
     Add:Amortization expense                                        1,000
             Cash from reserves                                     25,000
     Less:Equity in income of Local Limited Partnerships            (2,000)
                                                                  --------

     Cash Available for Distribution                              $ 27,000
                                                                  ========
     Distributions allocated to General Partners                  $  2,000
                                                                  ========
     Distributions allocated to Limited Partners                  $ 25,000
                                                                  ========


2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended September 30, 1996:


          Entity Receiving                               Form of
            Compensation                               Compensation                         Amount
            ------------                               ------------                         ------
          General Partners              Interest in Cash Available for Distribution       $  2,000

          WFC Realty Co., Inc.
          (Initial Limited Partner)     Interest in Cash Available for Distribution       $      5


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